“Providing Mobile Solutions at the Intersection of Communities and Brands”

December 6, 2007

Mr. Shubhro Sen
Via Hand Delivery

Dear Shubhro,

This letter agreement (this “Agreement”) memorializes our mutual agreement to terminate your employment pursuant to that certain letter agreement, dated August 12, 2006, as amended by that certain letter agreement, dated July 26, 2007 (collectively, the “Employment Agreement”), effective December 6, 2007.

By signing below, you and g8wave Holdings, Inc. (the “Company”) hereby agree to the provisions set forth below, including, the release of claims set forth in Section 3.

1.
Termination Date - Your employment with the Company shall terminate effective December 6, 2007 (the “Termination Date”). As of the Termination Date, all amounts payable by the Company to you pursuant to the Employment Agreement shall terminate, except that you will be entitled to receive any salary (but not bonus) and unused vacation time accrued through the Termination Date (the “Accrued Compensation”). A check for the Accrued Compensation accompanies this Agreement. In addition, effective as of the Termination Date, any benefits you currently have under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law, or as otherwise described below.

2.
Description of Severance Benefits - In return for your timely execution, non-revocation, and return of this Agreement, including the release of claims below, the Company agrees to provide you with the severance benefits outlined below (collectively, the “Severance Benefits”):

a)
Severance Pay. The Company agrees to pay you severance pay in the form of base salary continuance through December 28, 2007. The Severance Pay shall be subject to all applicable local, state and federal taxes and withholdings and will be paid to you on the eighth day following your timely return of the executed Agreement. You will not be eligible for, nor shall you have a right to receive, any payments from the Company following the Termination Date other than the Severance Pay. In addition, for a period of six (6) months following your Termination Date, the Company will maintain your existing health insurance and dental insurance coverages, fund seventy-five percent (75%) of the monthly health insurance premium and fund one hundred percent (100%) of the monthly dental insurance premium. Your contribution amount will be deducted from your Severance Pay.

b)
Restricted Stock Units. The Company agrees to accelerate the vesting of the restricted stock units granted to you pursuant to that certain Restricted Stock Unit Agreement, dated August 20, 2007 (the “RSU Agreement”) by thirteen and three-quarter months. The end result being that you will be fully in restricted stock units covering 110,000 shares of the Company’s common stock.

3.
Release - In consideration of the Severance Benefits, which you acknowledge you would not otherwise be entitled to receive, you (on behalf of yourself, your agents, assignees, attorneys, successors, assigns, heirs and executors) hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, including, but not limited to, its affiliates, subsidiaries, parent companies, predecessors and successors and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs) of every kind and nature which you ever had or now have, whether known or unknown to you, including without limitation all claims arising out of or relating to your employment with or separation from the Company, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., §12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq., the Massachusetts Fair Employment Practices Act, M.G.L. c.151B, §1 et seq.; and any and all other similar applicable federal and state statutes, all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq.; the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §1001 et seq.; the Massachusetts Civil Rights Act, M.G.L. c.12 §§11H and 11I; the Massachusetts Equal Rights Act, M.G.L. c.93 §102 and M.G.L. c.214, §1C; the Massachusetts Labor and Industries Act, M.G.L. c. 149, §1 et seq.; the Massachusetts Privacy Act, M.G.L. c.214, §1B, and the Massachusetts Maternity Leave Act , M.G.L. c. 149, §105(d), all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options; and any claim or damage arising out of your employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the EEOC or a state or federal Fair Employment Practices Agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding). To ensure that the release in this section is fully enforceable in accordance with its terms, you agree to waive any protection that may exist under any statute and under any principle of common law of the United States or any and all States.

4.
Post-Termination Obligations - Effective as of the Termination Date, the Employment Agreement shall terminate and no longer have any force or effect, except that the following provisions of the Employment Agreement shall survive: Sections 8 (Confidentiality), 9 (Covenant Not to Compete), 10 (Assignment of Inventions), 11 (Non-Solicitation), 13 (Taxes), and 14 (Entire Agreement). In the event of a conflict between the Employment Agreement and this Agreement, the terms of this Agreement shall control to the extent of such conflict.

5.
Return of Company Property - You represent and confirm that you will immediately return to the Company all Company property and equipment in your possession or control, including, but not limited to, keys, files, equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, and pagers), identification badges, customer information, customer lists, employee lists, Company files, notes, contracts, records, business plans, financial information, specifications, computer-recorded information, tangible property, and any other materials of any kind which contain or embody any proprietary or confidential material of the Company (including all reproductions). You also agree to leave intact all electronic Company documents, including those that you developed or helped develop during your employment. You further agree to immediately cancel upon receipt of this Agreement all accounts for your benefit, if any, in the Company’s name including, but not limited to, credit cards, telephone charge cards, cellular phone accounts, pager accounts, and computer accounts.

6.
Business Expenses - Your reimbursable expenses which were incurred prior to the Termination Date and for which you have submitted documentation reasonably acceptable to the Company and which are approved by the Company will be paid to you via electronic transfer no later than December 28, 2007.

7.
Non-Disparagement - You understand and agree that, as a condition for payment to you of the Severance Benefits, you shall not at any time make any false, disparaging, derogatory or defamatory statements in public or in private regarding the Company or any of the other Released Parties, or regarding the Company’s business affairs, business prospects and financial condition to any party, including, but not limited to, any media outlet, industry group, financial institution, educational institution or current or former employee, consultant, client or customer of the Company.

8.
Confidentiality - To the extent permitted by law, you understand and agree that the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by you and your representatives, and shall not be disclosed to any third party, except to the extent required by federal or state law, the rules and regulations of the Securities Exchange Commission, in response to a lawful subpoena, or as otherwise agreed to in writing by an authorized agent for the Company.

9.
Age Discrimination in Employment Act - This Agreement is intended to comply with the Older Workers Benefit Protection Act of 1990 with regard to your waiver of claims under the Age Discrimination in Employment Act ("ADEA").

a)	You are specifically waiving rights and claims under the ADEA.

b)	The waiver of rights under the ADEA does not extend to any rights or claims arising after the date you execute this Agreement.

c)
You acknowledge that you have been advised to consult with an attorney before executing this Agreement and that you have had the opportunity to consult an attorney of your choice with respect to all terms and conditions of this Agreement and to have the advice of counsel with respect to your decision to enter into and sign this Agreement.

d)	You acknowledge that you are entering into this Agreement of your own free will.

e)
You acknowledge that the Company offered you twenty-one (21) days to consider the terms and conditions of this Agreement, to consult with counsel of your choice, and to decide whether to enter into and sign this Agreement, although you may return the Agreement before that time, if you so desire.

10.	Resignation - By signing below, you are hereby resigning from any and all positions as an officer, director, or employee that you held with the Company or any of its subsidiaries.

11.
COBRA - You may be eligible to continue to receive group medical and dental insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). If you are eligible for and elect continuation of group medical and dental insurance under COBRA, all group medical and dental insurance premium costs will be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible under COBRA. You will receive additional information under separate cover regarding your rights under COBRA, if any.

12.
Amendment - This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing signed by the duly authorized representatives of the parties. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, permitted assigns, heirs, executors, successors and administrators.

13.
Waiver of Rights - No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

14.
Validity - Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

15.	Nature of Agreement - You understand and agree that this Agreement is a severance agreement and does not constitute an admission of liability on the part of the Company.

16.
Voluntary Assent - You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Agreement, and that you fully understand the meaning and intent of this Agreement. You state and represent that you have had an opportunity to review the terms of this Agreement with an attorney. You further state and represent that you have carefully read this Agreement, understand its contents, freely and voluntarily assent to all of its terms and conditions, and sign your name of your own free act.

17.
Applicable Law - This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction) over any suit, action or other proceeding arising out of, under or in connection with this Agreement or its subject matter.

18.
Entire Agreement - This Agreement contains and constitutes the entire understanding and agreement between the parties with respect to your severance benefits and the release of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments or writings in connection therewith.

If you are in agreement with the foregoing, please return all pages of this letter to Habib Khoury or fax to William Duke at 617-450-8786. If you have any questions about the matters covered in this letter, please feel free to contact me.

Sincerely,

G8WAVE HOLDINGS, INC.

By,	/s/ Habib Khoury
Habib Khoury
President and Chief Executive Officer

I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this Agreement and I have chosen to execute this on the date below. I intend that this Agreement will become a binding agreement between me and the Company.

/s/ Shubhro Sen	Date:	December 27,	2007

Shubhro Sen